EXHIBIT NO. 15

To the Board of Directors and Shareholders of
Gerber Scientific, Inc.:

Re:	Registration Statements on Form S-8,
File No. 2-93695, No. 33-58668,
No. 333-26177, No. 333-42879,
No. 333-81447, No. 333-83463,
No. 333-39754, and No. 333-116991

Registration Statement on Form S-3,
File No. 33-58670

With respect to the subject Registration Statements, we acknowledge our awareness of the use therein of our report dated September 7, 2004 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act, such reports are not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/ s / KPMG LLP

Hartford, Connecticut
September 7, 2004